EXHIBIT 99.2

November 20, 2017

INVESTOR CONTACT:
Todd Shoot
Treasurer / VP, Investor Relations
217-221-4416

Titan International, Inc. Early Settlement of Tender Offer
and Call for Redemption of its Senior Secured Notes due 2020

QUINCY, IL. - Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”) today announced that the consent deadline with respect to its previously announced cash tender offer and consent solicitation (the “Tender Offer”) for any and all of its outstanding 6.875% Senior Secured Notes due 2020 (the “2020 Notes”) occurred on November 17, 2017 at 5:00 p.m., New York City time (the “Consent Deadline”). As of the Consent Deadline, according to information provided by the tender agent, holders of $349,612,000, or approximately 87.4%, of the total outstanding principal amount of the 2020 Notes, tendered their notes and provided consents. The consents received are sufficient to effect the proposed amendments to the indenture governing the 2020 Notes and the release of the collateral securing the 2020 Notes.

Titan elected to exercise its early settlement election described in the Offer to Purchase and Consent Solicitation Statement, dated November 3, 2017 (the “Offer to Purchase”), relating to the Tender Offer. Holders of the 2020 Notes who validly tendered at or prior to the Consent Deadline will receive today (the “Early Settlement Date”) the total consideration of $1,038.38 per $1,000 principal amount of 2020 Notes validly tendered at or before the Consent Deadline and accepted in the Tender Offer, which includes a consent payment of $30.00 for each $1,000 principal amount of 2020 Notes, plus accrued and unpaid interest from the last interest payment date for the 2017 Notes to, but not including, the Early Settlement Date.

Titan also announced today that, in accordance with the redemption provisions of the indenture governing the 2020 Notes, it has called for redemption all 2020 Notes that are not validly tendered by the expiration of the Tender Offer at 12:00 midnight, New York City time at the end of December 4, 2017. The 2017 Notes will be redeemed on December 20, 2017.

Holders of 2020 Notes who validly tender their notes after the Consent Deadline but before the expiration of the Tender Offer will receive only the tender offer consideration of $1,008.38 per $1,000 principal amount of notes validly tendered, plus accrued and unpaid interest from the last interest payment date for the notes to, but not including, the purchase date therefor.

Titan’s obligation to accept any notes tendered and to pay the consideration for them is set forth solely in the Offer to Purchase. The Tender Offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this press release is qualified by reference to the Offer to Purchase. Subject to applicable law, Titan may amend, extend, or, subject to certain conditions, terminate the Tender Offer.

Titan has engaged Goldman, Sachs & Co. LLC as sole Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Persons with questions regarding the tender offer or the consent solicitation should contact Goldman, Sachs & Co. LLC at (800) 828-3182 or collect at (212) 357-1452.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase, copies of which may be obtained from Global Bondholder Services Corporation, the Information Agent and Depositary for the Tender Offer, at (212) 430-3774 (for banks and brokers) or (866) 470-4300 (for noteholders).

This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the 2020 Notes. The tender offer and consent solicitation are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that Titan has distributed to holders of the 2020 Notes. The tender offer and consent solicitation are not being made to holders of the 2020 Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Safe harbor statement:
This press release contains forward-looking statements. These forward-looking statements are covered by the “Safe Harbor for Forward-Looking Statements” provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; unfavorable outcomes of legal proceedings; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; actions of domestic and foreign governments; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason.

About Titan
Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.